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                    FACSIMILE  (513) 579-6956

                         October 23, 1995


Direct Dial:  (513) 579-6411


ICO, Inc.
Northborough Tower
100 Glenborough Drive
Suite 250
Houston, Texas  77067

Ladies and Gentlemen:

     We serve as your general counsel and are familiar with the Articles of Incorporation, Bylaws and corporate proceedings generally of ICO, Inc. (the "Company"). We have reviewed the corporate records as to the establishment of the Company's 1995 Stock Option Plan which calls for the issuance of up to 400,000 shares of Common Stock to employees upon their exercise of options that may be granted to them. Based upon such examination and considerations, we are of the opinion:

     1. That the Company is a duly organized and validly existing corporation under the laws of the State of Texas; and

     2. That the Company has taken all necessary and required corporate actions in connection with the proposed issuance of 400,000 shares of Common Stock and that Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the afore-said Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                         Yours truly,

                         KEATING, MUETHING & KLEKAMP



                         BY:     /s/ Gary P. Kreider
                            ________________________________
                                Gary P. Kreider